EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File 333-51434) constituting a part of this Registration Statement of our report dated June 21, 2005, relating to the financial statement of the Investment Plan for Former Chris-Craft/UTV Employees appearing on this Form 11-K for the year ended December 31, 2004.

/s/ BDO Seidman, LLP

Costa Mesa, California

June 27, 2006